                                                                    EXHIBIT 23.1

              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT

The Board of Directors
Pure Atria Corporation:
The audits referred to in our report dated January 18, 1996 except as to Note 2, which is as of August 26, 1996, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1995 included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, based on our audits and the reports of other auditors, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects to the information set forth therein.
We consent to the use of our reports included herein and the references to our firm under the heading "Experts" in the Consent Solicitation Statement/Prospectus.
                                          KPMG Peat Marwick LLP
San Jose, California

January 23, 1997